Exhibit 10.21

STOCK PURCHASE AGREEMENT

dated as of July 2, 2018

by and  among

Farmers & Merchants Bancorp (“Company”),

Joan Rider, successor trustee (“Trustee”), of the
Bruce A Mettler Intervivos Revocable Trust U/T/D October 3, 2007
(“Trust”) FEIN 82-6826235

and

Blair and Eric Mettler, the sole beneficiaries of the Trust
(“Beneficiaries”)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated for reference purposes only as of July 2, 2018, is between Farmers & Merchants Bancorp, a corporation and registered bank holding company organized under the laws of Delaware (“Company”) located in Lodi, California, Joan Rider, as successor trustee (“Trustee”) of the Bruce A. Mettler Intervivos Revocable Trust u/t/d October 3, 2007 (“Trust”) and Blair and Eric Mettler, the sole beneficiaries of the Trust (“Beneficiaries”).

R E C I T A L S:

A.            The Trust is an intervivos revocable trust and Trustee is the legal owner of 44,503 shares of common stock of the Company, $0.01 par value (the “Stock”), an asset of the Trust corpus.

B.            The Trustee desires to sell all the shares of Stock on the terms set forth in this Agreement, the Trustee has the power and authority under the Trust to dispose of the Stock without the consent of any third party and the Stock is not pledged or encumbered.

C.            The Company desires to purchase the Stock on the terms set forth in this Agreement (the “Acquisition”) but only if the Beneficiaries are parties to this Agreement.

D.            The Beneficiaries desire the Trustee to sell the Stock to the Company on the terms set forth herein and agree to be bound by the provisions of this Agreement.

A G R E E M E N T

IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Company, Trustee and Beneficiaries agree as follows:

ARTICLE 1

DEFINITIONS AND DETERMINATIONS

1.1           Definitions.  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in California are author-ized or required to be closed.

“Confidential Information” means all information exchanged heretofore or hereafter between the Trustee or Beneficiaries and their affili-ates and agents, on the one hand, and Company and its affiliates and agents, on the other hand, which is information related to the business, financial position, operations or prospects of the Person responsible for furnishing the information or an Affiliate of such Person, including the information provided by Company to Trustee and/or Beneficiaries pursuant to Section 3.2(f).   Notwithstanding the foregoing, “Confi-dential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally avail-able to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Consents” means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

“Encumbrances” means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, Rule or otherwise.

“Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“Party” means the Company, the Trustee and the Beneficiaries.

“Permit” means any United States federal, foreign, state, local or other license, permit, franchise, and certificate of authority, order of approval necessary or appropriate under applicable Rules.

“Person” means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

“Rule” means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

“Third Party Claim” means any legal proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties to this Agreement.

ARTICLE 2

THE TRANSACTION

2.1           Closing.  The Acquisition will be completed with a closing (the “Closing”). The Closing shall take place at the offices of the Company, 111 West Pine Street, Lodi, CA 95240 at 10:00 a.m. on July 31, 2018 or at such other place, at such other time, or on such other date as the Parties may mutually agree upon.  At the Closing, there shall be delivered to the Company and Trust the certificates and other documents required to be delivered under Article IV hereof.

2.2           The  Closing.  The Closing shall take place as soon as practicable, and in any event within five (5) Business Days, following the satisfaction or waiver of the conditions set forth in Sections 4.1, 4.2 and 4.3.  At the Closing and subject to the terms and conditions of this Agreement, Company shall purchase from the Trustee, and Trustee agrees to sell, convey, transfer, assign and deliver to Company, 44,503  shares of Stock (the “Closing Shares”), free and clear of any Encumbrances and, subject to Section 2.4, the Trustee shall have the right to receive in exchange for the Closing Shares an amount of cash or certified funds equal to $700.00  multiplied by the number of Closing Shares which equates to Thirty One Million One Hundred Fifty-Two Thousand One Hundred Dollars ($31,152,100.00) (the “Purchase Price”).

2.3           Wire Transfer.   At the Closing, the Company will cause to be wired to an account in the name of the Trustee in immediately available funds cash in the amount equal to the Purchase Price to be paid at such Closing minus the Special Deposit provided for in Section 2.4.  Not less than two Business Days prior to the anticipated Closing date, Trustee will provide in writing wire transfer instructions to Company.

2.4.          Special Deposit.  At and after the Closing, the Company shall set aside, hold back and maintain $12.4 million of the gross proceeds of the Acquisition in order to discharge a Federal tax lien on the estate of Bruce Mettler relating to the sale of the Stock (the “Special Deposit”).  On or before October 7, 2018, the Company will pay over to the Internal Revenue Service the Special Deposit or honor a check drawn against the Special Deposit in favor of the Internal Revenue Service in either case upon the written instructions of the Trustee (the “Payment Date”).  Between the Closing and the Payment Date, the Special Deposit will bear interest at the rate of 1.25% per annum on a simple interest basis.  Interest on the Special Deposit will be paid to the Trustee on the Payment Date.

2.5           Company Dividend.  In order to be free from doubt, the Company’s dividend for the first half of 2018 which has a record date prior to the execution hereof shall be delivered to the Trust on the payment date of such dividend.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Company.  Company represents and warrants to Trustee and the Beneficiaries as follows:

(a)           Existence and Good Standing; Power and Authority.  Company has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Delaware and is registered as a bank holding company under the BHC Act.  Company has all requisite corporate power and authority to make, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Company and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by the all required corporate action of Company and no other action on the part of Company is necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of Company enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conserva-torship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable princi-ples.

(b)           Brokers and Finders.  Company is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability by Company to any broker or finder.

(c)           No Conflicts, Defaults or Violations; Consents.

(i)          The execution, delivery and performance of the Agreement by Company does not, and the consummation of the transactions contemplated thereby will not (A) violate any provision of the charter documents or by-laws of Company or any provision of any applicable Rule or (B) require any Consent of any person or entity under, conflict with, terminate or result in a breach of or accelerate the performance required by any of the terms of, any material contract or other material agreement to which the Company is a party or by which it is bound, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) thereunder, which, in any such event, could have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement.

(ii)         No filing or registration with, Consent, approval, order or authorization of, any Governmental Entity is required by or with respect to the Company or any Affiliate of the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Acquisition.

(d)           Litigation.  There are no actions, suits, proceedings, arbitrations, written claims or investigations pending or, to the Company’s knowledge, threatened against it or any of its Affiliates that (a) seek to question, delay or prevent the consummation of the Acquisition, or (b) would reasonably be expected to affect adversely the ability of the Company to fulfill its obligations hereunder.

(e)           Regulatory Matters.  Neither the Company nor any Affiliate of the Company has any orders, memoranda of understanding, formal or informal agreements, arrangements or understandings with any Governmental Entity that would materially impede or delay its ability to obtain any required Consent from a Governmental Entity for the consummation of the Acquisition.

3.2           Representations and Warranties of Trustee.  Trustee represents and warrants to Company as follows:

(a)           Authorization and Validity of Agreement.  (i) Trustee has full power and authority to execute and deliver this Agreement, to perform her obligations hereunder, and to consummate the transactions contemplated hereby, and (ii) the Agreement has been duly executed and delivered by Trustee and is a valid and binding obligation of Trustee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditor’s rights generally, and general equitable principles.  The Trustee is the sole trustee of Trust.

(b)           Ownership of Shares.Other than the general estate tax lien pursuant to Internal Revenue Code Section 6324, Trustee owns all of the outstanding shares of Stock free and clear of all liens, claims, charges, restrictions, equities, and Encumbrances of any kind, subject only to the terms of the Trust, and has full power and legal right to sell, assign, transfer and deliver the same to Company pursuant to this Agreement.  The Special Deposit shall be used to satisfy the aforementioned general estate tax lien.

(c)           Consents and Approvals; No Violations.  The execution, delivery and performance of this Agreement by Trustee and the consummation by Trustee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both: (a) violate any Rule applicable to Trust or the Trustee, (b) violate any order, judgment or decree of any court or of any Governmental Entity applicable to Trust or the Trustee, (c) require any filing by Trust or the Trustee with, or require Trust or the Trustee to obtain any Consent or require Trust or Trustee to give any notice to any Governmental Entity, or (d) result in a violation or breach by Trust or Trustee, conflict with, constitute (with or without due notice or lapse of time or both) a default by Trust or Trustee (or give right to any right of termination, cancellation, payment or acceleration) under any obligation of Trust or Trustee or result in the creation of any Encumbrance upon any of the assets of Trust or Trustee.

(d)           Brokers and Finders.   Neither Trustee nor any predecessor trustee of the Trust is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

(e)           Estate Taxes.   As of the Closing, all estate taxes due to any Governmental Entity as a result of the death of Bruce Mettler have been paid by the Trustee, or will be paid by the Trustee through use of the Special Deposit, or the Trust and such Governmental Entities have entered into agreements to pay such taxes.  Upon execution of this Agreement, Trustee will request a certification of Lien Release from the Internal Revenue Service pursuant to Internal Revenue Code Section 6325 to discharge the general federal estate tax lien with respect to the Stock.

(f)            Information concerning the Company and its Affiliates. Trustee acknowledges that she has been afforded  (i) access to information about the Company, its Affiliates and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable Trustee to evaluate the Acquisition and (ii) the opportunity to ask such questions as the Trustee has deemed necessary of, and to receive answers from, representatives of the Company concerning its prospects, including the likely results for the quarter ended June 30, 2018, and the merits and risks of investing in or holding the common stock of the Company.  The Trustee further acknowledges that she has had the opportunity to have answered any questions concerning financial, business or other information with respect to the business of the Company or with respect to the merits and risks of investment in the Company and the Company has given complete and satisfactory answers to all inquiries that the Trustee has asked them concerning the matters listed above.  The Trustee has sought such accounting, legal and tax advice as she has considered necessary to make an informed decision with respect to the Acquisition.

(g)           No Conflicts, Defaults or Violations; Consents.

(i)          The execution, delivery and performance of the Agreement by Trustee does not, and the consummation of the transactions contemplated thereby will not (A) violate any provision of the Trust or any provision of any applicable Rule or (B) require any Consent of any person or entity under, conflict with, terminate or result in a breach of or accelerate the performance required by any of the terms of, any material contract or other material agreement to which the Trust, Trustee or any predecessor trustee of the Trust is a party or by which they are bound, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) thereunder, which, in any such event, could have a material adverse effect upon the ability of the Trustee to perform her obligations under this Agreement.

(ii)         No filing or registration with, Consent, approval, order or authorization of, any Governmental Entity is required by or with respect to the Trust or Trustee in connection with the execution, delivery and performance of this Agreement by the Trustee or the consummation of the Acquisition.

3.3           Representations and Warranties of the Beneficiaries.   Beneficiaries represent and warrant to Company as follows:

(a)           Authorization and Validity of the Agreement.  Beneficiaries have full power and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated hereby, and (ii) the Agreement has been duly executed and delivered by them and is a valid and binding obligation of  theirs  in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditor’s rights generally, and general equitable principles.

(b)           Sole Beneficiaries.   The Beneficiaries are the sole beneficiaries of the Trust.

(c)           No Assignment.  The Beneficiaries have not assigned or disclaimed their beneficial interest in the Trust.

(d)           Consent.  The Beneficiaries hereby consent to the sale of the Stock on the terms set forth herein.

ARTICLE 4

CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

4.1           Conditions to Company’s and Trustee’s Obligations to Close.  The respective obligations of Company, on the one hand, and the Trustee, on the other, to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the effectuation of, or threatens to invalidate or set aside, the Agreement.

(b)           No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Agreement or which would not permit the businesses presently carried on by Company to continue materially unimpaired following the Closing.

4.2           Additional Conditions to Obligations of Company to Close.  The obligations of Company to consummate the Acquisition are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           All actions necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Acquisition shall have been duly and validly taken by   Trustee and the Beneficiaries.

(b)           The representations and warranties of Trustee and the Beneficiaries in this Agreement shall have been true and correct in all material respects on the date of this Agreement and at and as of the Closing as though all such representations and warranties had been made on and as of the Closing, except with respect to representations and warranties that, by their terms, speak as of a different time, and the Company shall have received a certificate to that effect dated the Closing and executed (i)   by the Trustee and (ii) the Beneficiaries, as to their respective representations and warranties.

(c)           Each of the covenants and agreements of Trust and the Beneficiaries contained in this Agreement to be performed at or before the Closing shall have been so performed in all material respects; and the Company shall have received  certificates to that effect dated the Closing and executed by the  Trustee and the Beneficiaries as to their respective covenants and agreements.

(d)           Trustee shall have delivered at the Closing certificates for the Closing Shares  endorsed to the Company or appropriate stock powers authorizing the transfer of such shares to the Company.

(e)           Trustee shall have delivered at Closing an opinion of its counsel acceptable in form to Company  opining on the matters set forth in Section 3.2(a) hereof.

(f)            Prior to Closing, Company shall have obtained not less than $32 million through the sale of equity or debt securities on terms acceptable to Company in its sole discretion to be used to purchase the Closing Shares at $700.00 per share.

4.3           Additional Conditions to Obligations of Trustee to Close.  The obligations of Trustee to consummate the transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)           All actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the board of directors of Company.

(b)           The representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time, and Trust shall have received a certificate to that effect dated the Closing and executed on behalf of Company by its chief executive officer and chief financial officer.

(c)           The covenants and agreements of Company to be performed at or before the Closing shall have been duly performed in all material respects; and Trust shall have received one or more certificates to that effect dated the Closing and executed by the chief executive officer and chief financial officer of Company.

(d)           The Company shall have delivered at Closing an opinion of counsel acceptable in form to Trustee and Beneficiaries opining on the matters set forth in Section 3.1(a) herein.

ARTICLE 5

INDEMNIFICATION

5.1	Indemnification by Trustee of the Trust, Beneficiaries and the Company

(a)           After the  Closing, Trustee and  the Beneficiaries (as to the Beneficiaries only to the extent provided in Section 5.1(g))  (the “Indemnifying Parties”) shall, subject to the other provisions of this Section 5.1, jointly and severally indemnify, hold harmless and defend the Company, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees (the “Indemnified Parties”) from and against all claims, losses, liabilities, demands, and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, “Damages”) which the Indemnified Parties shall receive, suffer or incur, arising out of or resulting from the breach of any representation or warranty made by the Indemnifying Parties in this Agreement under Sections 3.2 or 3.3, or the material breach of any covenant made by the Indemnifying Parties in this Agreement.  The Trustee, in her individual capacity, shall have no personal liability to Company for the indemnification provided for in this Section 5.1.

(b)           A claim for indemnification pursuant to this Section 5.1 may be asserted by written notice to the Indemnifying Parties, which notice shall include a reasonable description of the basis for the claim and shall be paid or disputed in writing by the Indemnifying Parties within ten (10) Business Days of the receipt of such notice.

(c)           In the event that any legal proceedings shall be instituted, the Company shall as soon as reasonably practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge, which is covered by this Section 5.1, to be forwarded to the Indemnifying Parties.  If the Indemnifying Parties acknowledge in writing their obligation to indemnify the Indemnified Parties pursuant to this Section 5.1 against any Damages that may result from such Third Party Claim, the Indemnifying Parties shall have the right, at their sole expense, to be represented by counsel and to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this Section 5.1.  If the Indemnifying Parties  elect to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this Section 5.1, it shall within ten (10) Business Days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Company of its intent to do so.  If the Indemnifying Parties elect not to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this Section 5.1, or fail to notify the Company of their election within the timeframe provided for above, the Indemnified Parties may then defend against, negotiate, settle, or otherwise deal with such Third Party Claim and the Indemnifying Parties shall reimburse the Indemnified Parties for the reasonable actual expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Parties assume the defense of the Third Party Claim, the Company may participate, at its own expense, in the defense of such Third Party Claim; provided that the Company shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Parties if: (i) so requested by the Indemnifying Parties to participate; (ii) upon the reasonable advice of counsel to the Company that a conflict or potential conflict exists between the interests of the Company and the Indemnifying Parties that would make such separate representation advisable; or (iii) such claim is based upon an investigation, inquiry, or other proceeding by a Governmental Entity; and provided, further, that the Indemnifying Parties shall not be required to pay for more than one such counsel (and any appropriate local counsel) for the Indemnified Parties in connection with such Third Party Claim.  The Indemnifying Parties and the Company agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Third Party Claim.

(d)           After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal such judgment or award, or a settlement shall have been consummated, or the Indemnified Parties and the Indemnifying Parties shall have arrived at a mutually binding agreement with respect to a Third Party Claim pursuant to this Section 5.1, the Company shall forward to the Indemnifying Parties notice of any sums due and owing (including any bills, records, or other documentation supporting such sums) by the Indemnifying Parties pursuant to this Agreement with respect to such matter and the Indemnifying Parties shall be required to dispute in writing or pay all of the sums so due and owing to the Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(e)           The failure of the Indemnified Parties to give reasonably prompt notice of any Third Party Claim shall not release, waive, or otherwise affect the Indemnifying Parties’ obligations with respect to such Third Party Claim except to the extent that the Indemnifying Parties can demonstrate actual Damages and prejudice as a result of such failure or delay.

(f)           All representations, warranties and covenants which are the subject of the indemnification obligations of the Indemnifying Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect for  a period of one (1) year after the  Closing  and thereafter shall terminate; provided, however, that any claim for indemnification pursuant to this Section made prior to the expiration of such one (1) year period shall remain effective until finally resolved notwithstanding the expiration of the indemnification period.

(g)           The indemnification obligation provided in this Section 5.1 shall survive any termination of the Trust. The indemnification obligation will become the joint and several obligations of the Beneficiaries upon the termination of the Trust or the inability of the Trust to pay the entire amount of any Damages.  Beneficiaries will also be jointly and severally liable for Damages for any breach of a representation or warranty in Section 3.3 or any of their covenants or agreements herein.  The Beneficiaries indemnification obligation hereunder shall not be limited by the provisions of Section 19400 et seq. of the Probate Code.

(h)           The collective aggregate liability of the Indemnifying Parties shall under Section 5.1 in no event exceed an amount equal to the number of Closing Shares multiplied by $700.00.

(i)            After the  Closing, the Company shall, subject to the other provisions of this Section 5.1, indemnify, hold harmless and defend the Trustee and the Beneficiaries and their respective successors and permitted assigns from and against all Damages which the Trustee or the Beneficiaries shall receive, suffer or incur, arising out of or resulting from the breach of any representation or warranty made by the Company in this Agreement or the material breach of any covenant made by the Company in this Agreement.  The provisions of Subsection (b)-(f) and (h) of this Section 5.1 shall apply to the indemnification under this Subsection 5,1(i) with the term “Indemnifying Party” therein meaning the Company and the term “Indemnified Party” meaning the Trustee or the Beneficiaries.  The Company’s indemnification obligation in this Section 5.1(i) shall survive any dissolution, merger, or other transfer of the Company.  This indemnification obligation of Company will become the joint and several obligation of the Company and its successors and assigns upon the dissolution, merger, or other transfer of the Company.  The Company and its successors and assigns upon any dissolution, merger, or other transfer will also be jointly and severally liable for Damages for any breach of a representation or warranty under this Agreement.

ARTICLE 6

TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

6.1           Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the Acquisition may be terminated (to the extent that it remains executory) at any time before either of the Closings as follows, and in no other manner:

(a)           By mutual consent of Company and the Trustee;

(b)           By Company or the Trustee, if the Closing shall not have occurred by July  31, 2018;

(c)           By Company, if any conditions set forth in Sections 4.1 or 4.2 shall not have been met, or by Trustee, if any conditions set forth in Sections 4.1 or 4.3 shall not have been met, by July 31, 2018, or such earlier time as it becomes apparent that such condition cannot be met;

(d)           By Company, if Trustee or Beneficiaries should (i) subject to the standards set forth in Sections 4.2(b), materially breach any of their respective representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of their respective covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

(e)           By Trustee, if Company should (i) subject to the standards set forth in Sections 4.3(b), materially breach any of its representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default.

6.2           Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 6.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 6.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 7.1, 7.9 or 7.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement); provided, however, the failure of Company to obtain financing pursuant to Section 4.2(f) on terms acceptable to it in its sole discretion shall not constitute a willful failure of it to fulfill such conditions nor a failure to perform any covenant by it hereunder.

6.3           Waiver of Conditions.  If any of the conditions specified in Section 4.2 have not been satisfied, Company may nevertheless, at its election, proceed with the transactions contemplated in this Agreement.  If any of the conditions specified in Section 4.3 have not been satisfied, Trustee may nevertheless, at her election, proceed with the transactions contemplated in this Agreement.  If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Closing shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

ARTICLE 7

GENERAL

7.1           Expenses.   All expenses incurred by Company, Trustee or the Beneficiaries in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, brokers and accountants employed by any of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

7.2           Amendments.  To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Company, the Trustee and the Beneficiaries at any time prior to the Closing.

7.3           Integration.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

7.4           Best Efforts.  Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

7.5           Governing Law.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.  The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Eastern District Court for California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. This Agreement was jointly negotiated and prepared by the parties hereto.  This Agreement shall be construed and interpreted according to its plain meaning and not for or against any party based upon any attribution of such party as the sole source of the language in question.

7.6           No Assignment.  Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Company, Trustee or the Beneficiaries, in whole or in part, without the prior written consent of the other Parties.  Any attempted assignment in violation of this prohibition shall be null and void.  Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

7.7           Headings.  The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7.8           Counterparts.  This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

7.9           Publicity and Reports.  Company and Trustee shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Parties, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Parties to the effect that a particular action is required by applicable Rules.

7.10         Confidentiality.  All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Parties otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to  any  Governmental Entity having jurisdiction over any of the Parties or as may otherwise be required by Rule; or (b) to the extent such duty as to confidentiality is waived by the other Party.  Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 6.  In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

7.11         Specific Performance.  All the Parties acknowledge that, in view of the uniqueness of the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

7.12         Notices.  All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Trustee to:

Joan  Rider, successor trustee
Of the Bruce A. Mettler Intervivos Revocable Trust u/t/d  October 3, 2007
26 Corrala Vista Dr.
Watsonville, CA 95076

With a copy to:

Richard S. Calone, Esq.
Calone & Harrel Law Group, LLP
1810 Grand Canal Blvd. Suite 6
Stockton, CA 95207
Fax: (209) 952-8751

If to Beneficiaries to:

Eric Mettler
17000 Cherry Road
Lodi, CA 95240

Blair Mettler
17901 North Cherry Road
Lodi, CA 95420

If to the Company to:

Farmers & Merchants Bancorp
111 West Pine Street
Lodi, California 65241
Attention: Stephen Haley
Chief Financial Officer
Fax: (206) 367-2345

With a copy to:

Stuart Moore Staub, Attorneys at Law
641 Higuera Street,
Suite 302
San Luis Obispo, CA 63401
Attention: John F. Stuart, Esq.
Fax: (505) 545-5566

7.13         Severability.  If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

7.14         Attorneys’ Fees.  In the event any of the Parties to this Agreement brings an action or suit against any other Party by reason of any willful breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other Party, the prevailing Party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

[Signatures on next page]

WITNESS, the signature of Farmers & Merchants Bancorp, as of the 2nd day of July, 2018, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

FARMERS & MERCHANTS BANCORP

By:	/s/ Kent A. Steinwert

Name:	Kent A. Steinwert
Title:	Chairman, President and Chief Executive Officer

By:	/s/ Stephen W. Haley

Name:	Stephen W. Haley
Title:	Executive Vice President, Chief Financial
Officer and Corporate Secretary

WITNESS, the signature of the Joan Rider, in her capacity as the successor trustee of the Bruce A Mettler Intervivos Revocable Trust u/t/d October 3, 2007, as of the 2nd day of July, 2018.

BRUCE A METTLER INTERVIVOS REVOCABLE TRUST U/T/D OCTOBER 3, 2007
/s/ Jean E. Rider

Joan E. Rider, Successor Trustee

WITNESS, the signature of Blair Mettler as of the 2nd day of July, 2018.

/s/ Blair Mettler

Blair Mettler, Beneficiary

WITNESS, the signature of Eric Mettler as of the 2nd day of July, 2018.

/s/ Eric Mettler

Eric Mettler, Beneficiary